Exhibit 10.14

EXECUTION VERSION

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of May 31, 2006, is entered into by and among InnerWorkings, Inc., a Delaware corporation (“Purchaser”), Jerry Freundlich, an individual (“Jerry”), David Freundlich, an individual (“David”), and Graphography, Ltd., a New York corporation (“Limited”; together with Jerry and David, the “Sellers”).

RECITALS

A. Sellers own all of the outstanding membership interests in Graphography Limited LLC, a New York limited liability company (the “Company”).

B. The Company is engaged in the business of selling printed items and other forms of marketing materials procurement (the “Business”).

C. Purchaser wishes to purchase from Sellers, and Sellers wish to sell to Purchaser, all of the membership interests in the Company, upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, Sellers and Purchaser agree as follows:

1. Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing:

(a) Sellers shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers and take assignment and delivery from Sellers of, all the membership interests of the Company, free and clear of all liens; and

(b) Sellers shall cause the Company to admit Purchaser as a member of the Company.

2. Purchase Price. The purchase price being paid by the Purchaser to the Sellers for the transfer and delivery of the membership interests of the Company and the rights and benefits conferred under this Agreement, shall be paid in such amounts and at such times as set forth below (the “Purchase Price”):

(a) $4,525,000.00 (four million five hundred twenty five thousand dollars), to be paid in cash to Sellers upon the date of the execution of this Agreement (the “Initial Cash Portion”), by wire transfer of immediately available funds pursuant to the wire transfer instructions set forth on Schedule 2(a);

(b) Up to an additional $3,000,000.00 (three million dollars), to be paid to Sellers in accordance with Section 3 below (the “Earn-Out Amount”); and

(c) An amount to be determined and paid to Sellers in accordance with Section 11(a) below.

3. Earn-Out.

(a) For the purposes of this Section 3, the following terms shall have the meanings set forth below:

“Costs of Goods Sold” shall mean all third party production costs incurred by the Company or the Purchaser in connection with the provision of services to Earn-Out Customers determined in accordance with generally accepted accounting principles, consistently applied; it being agreed that commissions, salaries, employee benefits, general and administrative expenses, depreciation and amortization shall not be included in Costs of Goods Sold.

“Cumulative Gross Profit” shall mean Gross Profit generated from the date hereof through and including the applicable Margin Measurement Date.

“Earn-Out Accounts” shall mean all accounts listed on Schedule 3(a) with customers of the Company as of the date hereof and all new accounts constituting Approved Accounts from time to time in accordance with Section 10(b).

“Earn-Out Customers” shall mean the customers associated with Earn-Out Accounts.

“Earn-Out Payment” shall mean any payment of the Earn-Out Amount as determined in accordance with Section 3(e).

“Earn-Out Period” shall mean the period beginning on the date of the execution of this Agreement and ending at the earliest to occur of (i) the last day of the calendar quarter in which the Margin Threshold is satisfied in full; (ii) upon payment by Purchaser to Sellers pursuant to Section 3(g); or (iii) the fourth (4th) anniversary of the date of the execution of this Agreement.

“Employment Agreements” shall mean (x) the Employment Agreement of even date herewith between Jerry and the Company and (y) the Employment Agreement of even date herewith between David and the Company.

“Gross Profit” shall mean all revenues generated by Purchaser and the Company from Earn-Out Accounts, which revenue is determined in accordance with generally accepted accounting principles, consistently applied, less all Costs of Goods Sold related to such revenues; provided, however, any commissions paid with respect to the revenues generated on any Earn-Out Account to sales people hired by Purchaser or the Company after the date of this Agreement that exceeds 10% of the Gross Profit generated from such Earn-Out Account shall be deducted from the Gross Profit generated from such Earn-Out Account. Notwithstanding anything to the contrary contained in this definition, the revenue recognition policy to be used in determining Gross Profit shall be the same as the current recognition policy of the Purchaser which is that revenue is recognized when the product is shipped from a third party to the customer, which is when title transfers.

“Margin Measurement Period” shall mean each calendar quarter during the Earn-Out Period.

“Margin Measurement Date” shall mean the last day of each Margin Measurement Period.

“Margin Threshold” shall mean the Gross Profit during the Earn-Out Period in an amount equal to $12,000,000.00 (twelve million dollars).

(b) Within ten (10) days following the close of the books of the Company or the Purchaser for each Margin Measurement Period, and in no event later than thirty (30) days following each Margin Measurement Date, Purchaser shall provide to the Sellers a statement of the Gross Profit for such Margin Measurement Period (the “Gross Profit Statement”), detailing, by each Earn-Out Account, Purchaser’s calculation of the Gross Profit for such Margin Measurement Period. The Gross Profit Statement shall also set forth the Cumulative Gross Profit. The Purchaser shall provide to Sellers and their representatives copies of such records and work papers created in connection with preparation of the Gross Profit Statement which are reasonably required to support such Gross Profit Statement. Upon receipt of each such Gross Profit Statement, Sellers shall be entitled to object to the calculation of Gross Profit by delivery to Purchaser of a notice of objection (a “Notice of Objection”). If Sellers fail to deliver a Notice of Objection to Purchaser within twenty (20) days following Sellers’ receipt of the Gross Profit Statement, the determination of Gross Profit by the Purchaser as set forth in the Gross Profit Statement shall be final and binding on the parties hereto.

(c) If Sellers timely deliver a Notice of Objection to the Purchaser, then any dispute shall be resolved as follows:

(i)	Sellers and Purchaser shall promptly endeavor to negotiate in good faith in an attempt to agree upon the amount of the Gross Profit. In the event that a written agreement determining the amount of the Gross Profit has not been reached within ten (10) business days after the date of receipt by the Purchaser of Sellers’ Notice of Objection, the Sellers and the Purchaser shall each select one (1) reputable accounting firm. The two (2) accounting firms selected by the Sellers and Purchaser shall jointly choose one (1) reputable accounting firm with whom neither the Purchaser and its principals or any affiliate of any of them, nor the Sellers or its principals or any affiliate of any of them have any relationship to adjudicate the determination of the Gross Profit, which accounting firm shall serve as the arbiter for the dispute over the calculation of Gross Profit (the “Arbiter”). Upon the selection of the Arbiter, each of the Purchaser’s and Seller’s determination of the Gross Profit shall be submitted to the Arbiter.

(ii)	The Arbiter shall be directed to render a written report on the unresolved disputed issues with respect to the Gross Profit as promptly as practicable, and to resolve only those issues of dispute set forth in the Notice of Objection. Sellers and Purchaser shall each furnish to the Arbiter such work papers, schedules and other documents and information relating to the unresolved disputed issues as the Arbiter may reasonably request. The Arbiter shall establish the procedures it shall follow (including procedures regarding to the presentation of materials supporting each party’s position) giving due regard to the mutual intention of the Purchaser and Sellers to resolve each of the disputed items and amounts as accurately, quickly, efficiently and inexpensively as possible. The resolution of the dispute and the calculation of the Gross Profit shall be final and binding upon each party hereto. The fees and expenses of the Arbiter shall be borne exclusively by the party whose proposal for the Gross Profit is furthest from the final determination of the Gross Profit by the Arbiter.

Each date on which the Gross Profit is finally determined shall be referred to herein as a “Margin Settlement Date”.

(d) On the date that a Gross Profit Statement is delivered to the Sellers reflecting that an Earn-Out Payment (as determined in accordance with Section 3(e) below) is due, Purchaser shall pay to the Sellers the applicable Earn-Out Payment (as determined in accordance with Section 3(e) below), together with simple interest accrued on such Earn-Out Payment at a rate equal to six percent (6%) per annum from the date of this Agreement until the date of payment. Notwithstanding the foregoing, if an Earn-Out Payment becomes due and payable to the Sellers after the resolution of a dispute pursuant to Section 3(c) above, within three (3) business days of the Margin Settlement Date, Purchaser shall pay to the Sellers the applicable Earn-Out Payment, together with simple interest accrued on such Earn-Out Payment at a rate equal to six percent (6%) per annum from the date of this Agreement until the date of payment. All payments to the Sellers pursuant to this Section 3(d) shall be made by wire transfer in accordance with wire transfer instructions provided to Purchaser by the Sellers. Sellers confirm and agree that Purchaser may conclusively rely on wire transfer instructions provided by any Seller.

(e) The applicable Earn-Out Payments shall be determined as follows:

(i)	Upon Cumulative Gross Profit equaling $5,000,000.00 (five million dollars) on or prior to the second (2nd) anniversary of the date of this Agreement, the Purchaser shall pay the Sellers in accordance with the procedures and on the date set forth in Section 3(d), an Earn-Out Payment in an amount equal to $1,000,000.00 (one million dollars);

(ii)

Upon Cumulative Gross Profit equaling $7,500,000.00 (seven million five hundred thousand dollars) on or prior to the third (3rd) anniversary of the date of this Agreement, the Purchaser shall pay the Sellers in accordance with the procedures and on the date set forth in Section 3(d), an Earn-Out Payment in an amount equal to $2,000,000.00 (two million dollars) minus the Earn-Out Payment, if any, to which Sellers have been paid pursuant to Section 3(e)(i); and

(iii)	Upon Cumulative Gross Profit equaling $12,000,000.00 (twelve million dollars) on or prior to the fourth (4th) anniversary of the date of this Agreement, the Purchaser shall pay the Sellers in accordance with the procedures and on the date set forth in Section 3(d), an Earn-Out Payment in an amount equal to $3,000,000.00 (three million dollars) minus the Earn-Out Payment(s), if any, to which Sellers have been paid pursuant to Sections 3(e)(i) and (ii).

(f) In the event that the Company, Jerry or David refers or jointly pitches an account to or with the Purchaser or another company which is owned directly or indirectly by the Purchaser (the Purchaser or such other company is hereinafter referred to as an “InnerWorkings Company”) which becomes an account of an InnerWorking Company, it is agreed that a certain percentage of the revenue generated from such account, as determined in accordance with the Purchaser’s existing policies and procedures (as such policies and procedures may be amended or supplemented from time to time), shall be included in the Company’s Gross Profit for purposes of calculating the Earn-Out Payments. Purchaser shall notify Jerry or David in writing as to the percentage of the revenue generated from any such account that will be included in Gross Profit prior to agreeing to perform services for such account, and in each instance, none of the Purchaser, the Company, Jerry or David shall agree to perform services for such account prior to the determination of such percentage.

(g) Upon the occurrence and continuance of any one or more of the following events of default, the sum of $3,000,000.00 (three million dollars) less the amount of any of the Earn-Out Amount already paid to the Sellers, together with simple interest accrued on such payment at a rate equal to six percent (6%) per annum from the date of this Agreement until the date of payment, shall become immediately due and payable, all without any notice of any kind except as specified below:

(i)	either Jerry’s or David’s employment with the Company is terminated by the Company without Cause pursuant to his Employment Agreement;

(ii)	either Jerry or David terminates his employment with the Company for Good Reason pursuant to his Employment Agreement;

(iii)	Purchaser fails to make an Earn-Out Payment when due pursuant to the terms of this Agreement or is in material breach of Section 12, which failure or breach is not cured within twenty (20) days of written notice of default; provided, however, if, at the time of any such failure or breach, any of the events set forth in clause (iv) below shall have occurred, no such notice shall be required;

(iv)

Purchaser makes a general assignment for the benefit of its creditors, the adjudication in bankruptcy of Purchaser, or Purchaser shall commence any voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, the filing of any answer or other pleading admitting the material allegations of any petition filed against Purchaser in any bankruptcy, insolvency or other such proceeding; or the filing of a petition against Purchaser under any of the provisions of any bankruptcy laws of the United States or similar laws of any jurisdiction and the failure of such petition to be dismissed within thirty (30) days, the petition for, or the appointment of, or possession by, a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of Purchaser or any substantial part of its properties or assets, or Purchaser shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(v)	Purchaser shall have instituted proceedings for its dissolution or liquidation; or Purchaser shall have been dissolved by operation of law; or any resolution of Purchaser has been adopted to approve the dissolution or liquidation of Purchaser or any meeting has been called to adopt such resolution.

The amount paid, if any, by the Purchaser following an event of default described in this Section 3(g) shall constitute liquidated damages with respect to such event of default, and upon such payment by the Purchaser, the Purchaser’s obligations under this Section 3 shall terminate.

4. Representations and Warranties about the Sellers. Each Seller severally represents and warrants to the Purchaser as to himself or itself as follows:

(a) Authority. Such Seller has full power, right and authority to enter into and perform its obligations under this Agreement, the Employment Agreement, as applicable, and each of the other agreements, instruments or documents entered into in connection with this Agreement (collectively, the “Transaction Documents”) to which it is a party.

(b) Enforceability. This Agreement and each of the Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller and are the valid and binding obligation of such Seller and are enforceable against such Seller in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. No permits, approvals or consents of or notifications to (a) any governmental entities or (b) any other persons are necessary in connection with the execution, delivery and performance by such Seller of this Agreement and the Transaction Documents to which such Seller is a party and the consummation by such Seller of the transactions contemplated hereby and thereby.

(c) Transaction Not a Breach. Neither the execution and delivery of this Agreement and the Transaction Documents by such Seller, nor the performance by such Seller of the transactions contemplated hereby or thereby will violate or conflict with, or result in the breach of any of the terms, conditions, or provisions of any contract, agreement, mortgage, or other instrument or obligation of any nature to which such Seller is a party or by which such Seller is bound.

(d) Brokers or Finders. Except as set forth on Schedule 4(d), which fees and expenses will be paid by Sellers, neither such Seller nor any of its representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the transactions contemplated by this Agreement.

(e) Membership Interests. Such Seller holds of record and owns beneficially the Percentage Interests in the Company (as such term is defined in the Company’s Limited Liability Company Agreement dated as of January 1, 2002, the “Limited Liability Company Agreement”) set forth next to his or its name in Schedule 4(e), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Such Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require such Seller to sell, transfer or otherwise dispose of any membership interests of Company, (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any membership interests of the Company.

5. Representations and Warranties about the Company. Each of the Sellers hereby represent and warrant, jointly and severally, to the Purchaser as follows:

(a) Organization and Authority. The Company is a limited liability company duly formed and validly existing under the laws of the State of New York and is in good standing under such laws. Sellers own free and clear of all liens 100% of the membership interests of the Company. There are no outstanding options or warrants with respect to the membership interests of the Company, nor are there any outstanding securities which are convertible or exchangeable into membership interests of the Company. There are no voting trusts, shareholder agreements or other agreements, instruments or rights of any kind or nature whatsoever outstanding with respect to the membership interests of the Company. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full limited liability company power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Schedule 5(a) lists the managers and officers of the Company.

(b) Capitalization. The entire authorized membership interests of the Company consists of Percentage Interests constituting 100%. The Percentage Interests are owned and held of record by the respective Sellers as set forth in Schedule 4(e). There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Company to issue, sell or otherwise cause to become outstanding any of its membership interests. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the membership interests of Company. As of the Closing, the Company has no outstanding indebtedness to any lender for borrowed money.

(c) Transaction Not a Breach. Neither the execution and delivery of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with, or result in the breach of (i) any of the terms, conditions, or provisions of the Company’s limited liability company agreement or certificate of formation, (ii) any contract, agreement, mortgage, or other instrument or obligation of any nature to which the Company is a party or by which the Company is bound, or (iii) any statute, ordinance, rule, regulation, restriction, judgment, order, writ, injunction, decree, determination or award that the Company may be subject. Except as set forth on Schedule 5(c), no filing, declaration or registration with, or consent, approval, order or authorization of, any governmental authority or other person is required to be made or obtained by the Company in connection with the consummation of the transactions contemplated by this Agreement.

(d) Financial Statements. Sellers have delivered to Purchaser an unaudited combined balance sheet of the Company and Limited as at December 31, 2005 (the “Balance Sheet”) and the related unaudited combined statements of income, stockholder’s equity and members’ capital and cash flows for the fiscal year thereon, compiled by Berdon LLP, certified public accountants in accordance with the income tax basis of accounting (the “2005 Financials”). The 2005 Financials fairly present, in all material respects, the financial condition and results of operations of the Business as at December 31, 2005 and for the calendar year then ended. The 2005 Financials have been prepared in accordance with the income tax basis of accounting and have not been prepared in accordance with generally accepted accounting principles. Except as set forth on Schedule 5(i), since the date of the Balance Sheet, the Company has not made any distribution of profits to its members. Berdon LLP is not independent of the Company and Limited in that Stan Freundlich, the brother of Jerry, is the senior partner of such firm.

(e) Customers and Vendors.

(i)	The 2005 customer list set forth on Schedule 5(e)(i) represents a true, complete and correct list of all customers of the Company that generated revenues in 2005, together with revenues generated during 2005 from such customer. To the knowledge of Sellers, except as set forth on Schedule 5(e)(i), (i) there are no material outstanding disputes with any customer included on the 2005 customer list and (ii) no such customer has terminated or materially altered its relationship with the Company or has stated its intention not to continue to do business with the Company or to terminate or materially alter its relationship with the Company.

(ii)	The vendor list set forth on Schedule 5(e)(ii) represents a true, complete and correct list of all vendors to which the Company made payments during 2005 and for the four month period ended April 30, 2006. To the knowledge of Sellers, (i) there are no material outstanding disputes with any such vendor included on Schedule 5(e)(ii) and (ii) no such vendor has terminated or materially altered its relationship with the Company or has stated its intention not to continue to do business with the Company or to terminate or materially alter its relationship with the Company.

(f) Compliance With Laws. The Company and the operation of the Business are in compliance in all respects with all applicable federal, state, local and all other applicable laws and regulations. Neither the Company nor any Seller has received any written notice or other communication from any governmental body or any other person regarding any actual or alleged violation of or failure to comply with any term or requirement of applicable law. The Company holds and is in compliance in all material respects with all licenses, permits and authorizations necessary for the ownership and use of its assets and the operation of the business, as presently conducted. No such license, permit or authorization is subject to termination or modification as a result of the transactions contemplated hereby and no filings, consents or approvals are necessary to assign or transfer any of such licenses, permits and authorizations to Purchaser and all of such licenses, permits and authorizations will be in full force and effect following consummation of the transactions contemplated hereby.

(g) No Undisclosed Liabilities. Except as set forth in Schedule 5(g) or to the extent reflected and accrued or reserved for on the Balance Sheet, the Company has no debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise (collectively, “Liabilities”), except and to the extent of: (i) Liabilities under Contracts set forth on Schedule 5(g) or under contracts that are not required to be so set forth and which Liabilities are to be performed in the ordinary course of business and are apparent from the plain reading of such contracts; (ii) Liabilities which were incurred in the ordinary course of business of the Company since the date of the Balance Sheet, and (iii) Liabilities which would not, individually or in the aggregate, have a material adverse affect on the Business.

(h) Taxes. The Company has filed or caused to be filed on a timely basis all returns, reports, statements, schedules or other information (collectively, “Tax Returns”) with respect to the determination, assessment, collection or payment of any federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, excise, communications, real or personal property, capital stock, license, payroll, wage or withholding, employment, social security, alternative or add-on minimum, estimated and other taxes of any kind (including any deficiencies, penalties and interest attributable thereto), whether disputed or not (collectively, “Taxes”), that are or were required to be filed pursuant to applicable laws or regulations. All Tax Returns filed by the Company are true, correct and complete. The Company has paid all Taxes that are due and payable (whether or not show on a Tax Return) and has made adequate provision on its books and records for the payment of all Taxes that are not yet due and payable to the extent that such an accrual would be required under the Company’s historical method of accounting as of the time of the preparation of such books and records. All Taxes that the Company is or was required by applicable laws or regulations to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper governmental authority or other person in accordance with applicable law. Neither the Sellers nor the Company is a party to any action or proceedings by any governmental authority for the collection or assessment of Taxes. The Company has not entered into any agreement making it liable for the Taxes of any other party. Except as set forth on Schedule 5(h), the Company is currently, and has for its entire existence, been taxed as a partnership for all applicable income tax purposes and no election has been filed to treat the Company as a corporation for federal, state, or local income tax purposes.

(i) No Material Adverse Change. Except as set forth on Schedule 5(i), since the date of the Balance Sheet, (i) the Company has conducted the Business only in the ordinary course of business, (ii) the Company has incurred no liabilities other than in the ordinary course of business, (iii) there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or otherwise) of the Company, and (iv) no event has occurred or circumstance exists that could reasonably likely result in such a material adverse change. Without limitation on the foregoing, since the date of the Balance Sheet, except as set forth on Schedule 5(i), the Company has not: (i) purchased, redeemed or otherwise acquired any equity securities of the Company or declared or paid any dividend or other distribution in respect of its equity securities; (ii) paid any bonuses or compensation other than regular salary payments or commission, increased salaries or commissions or paid any debt of the Company to any member, manager, officer or employee; (iii) sold, leased or otherwise disposed of any assets or other property of the Company; or (iv) loaned or advanced funds to any person other than sales to customers on credit in the ordinary course of business or discharged or satisfied any material liability other than in the ordinary course of business.

(j) Contracts; No Defaults. Schedule 5(j) contains an accurate and complete list, and Sellers have delivered to Purchaser accurate and complete copies, of all material agreements, licenses, leases, offer letters, employment arrangements, and other contracts and agreements to which the Company is a party, including, without limitation, all agreements or other contracts which have been assigned to the Company pursuant to the Conveyance Document (collectively, the “Contracts”). Notwithstanding the foregoing, commitments for production expenses, estimates and purchase orders given in the ordinary course of business relating to the execution of projects are not required to be set forth on Schedule 5(j). Each Contract is in full force and effect and is valid and enforceable in accordance with its terms. Except as set forth on Schedule 5(j), no consent, authorization or approval is required under any Contract in connection with the consummation of the transactions contemplated by this Agreement. The Company is not in material breach of, or in default in any material respect under, the terms of any Contract to which it is a party or by which it has any rights or by which it is bound; provided, however, the Company has, consistent with past practice, paid its vendors on dates past due dates set forth in invoices. Except as disclosed in the proviso in the prior sentence, no condition exists or event has occurred that with or without notice or the passage of time or both, would constitute a material breach of, or a material default under any Contract by the Company. To the knowledge of the Sellers, no other party to any such Contract has breached in any material respect any provision or is in material default under any Contract. Except as set forth on Schedule 5(j), the Company has not given or received, at any time since December 31, 2005, any written notice or other written communication regarding any actual or alleged violation or breach of, or default under, any of the Contracts. Except as set forth on Schedule 5(j), there are no pending renegotiations of any of the Contracts and the Company has not received written notice from, and Sellers have no knowledge that a party to any Contract intends to, terminate, cancel or materially change the terms of, any such Contract.

(k) Intellectual Property. Schedule 5(k) contains an accurate and complete list of all patents, patent applications, trade names, registered trademarks, applications for registered trademarks, registered service marks, domain names, applications for registered service marks, logos, registered copyrights and applications for registered copyrights, software (other than commercially available, off-the-shelf software) and Internet domain names which are used in connection with the operation of the business of the Company. The Company is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, claims or other encumbrances, and has the right to use without payment to any third party all of the Intellectual Property Assets. To the knowledge of Sellers, the use of the Intellectual Property Assets by the Company in connection with the Business does not infringe on the rights of any person and no person has asserted any such claim. The term “Intellectual Property Assets” means all intellectual property owned or licensed by the Company in which the Company has a proprietary interest, including (i) all trade names, trade marks, service marks and applications, (ii) all patents, patent applications and inventions and discoveries that may be patentable, (iii) all registered and unregistered copyrights, (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans and drawings, and (v) all right in Internet web sites and internet domain names presently used by the Company.

(l) Title to Assets. The Company has valid title to, and is the lawful owner of, all tangible properties and assets reflected in the Balance Sheet free and clear of all liens, claims or other encumbrances, other than statutory liens. There are no agreements with, options, commitments or rights in favor of any person to directly, or indirectly, acquire the Business or any interest therein or, any tangible properties or assets of the Company. The Company owns, leases, licenses or otherwise has the right to use all of the assets, properties and rights used in the Company’s business as it is currently conducted and as it has been conducted since December 31, 2004. No assets, properties or rights used by the Company are held in the name or in the possession of any Seller.

(m) Real Property. The Company does not own and has not owned any real property. The Company has a valid leasehold interest in certain real property which it holds under the lease described in Schedule 5(m) (the “Leased Real Property”) free and clear of all liens and encumbrances except for any statutory liens. The Leased Real Property constitutes all of the facilities used or occupied by the Company in connection with the business.

(n) Employees/Employee Benefit Plans.

(i)	Schedule 5(n) contains a true and complete list of the names, rates of pay per applicable period, applicable commission rates, and titles of all current officers, directors and employees of the Company. Except as listed on Schedule 5(j), the Company has not entered into any agreements or arrangements with any officers, directors, and employees of the Company. To the Company ‘s knowledge, each manager or officer of the Company is currently deploying substantially all of his or her business time to the conduct of the business of the Company. The Company is not aware that any manager, officer or key employee of the Company is planning in the near future to change his or her work hour schedule in any material respect.

(ii)

Except as set forth on Schedule 5(n), the Company has no “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Act of 1974, as amended) or other employee benefit plan, program or arrangement providing benefits to current or former employees (including any bonus plan, plan for deferred compensation, retirement, severance, sick leave, employee health or other welfare benefit plan or other arrangement), that is maintained, sponsored, or contributed to by the Company.

(iii)	Except as set forth on Schedule 5(n), the Company does not have any obligation under any plan or otherwise to provide medical, health, life insurance or other welfare-type benefits to currently retired or terminated or future retired or terminated employees (except for continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

(o) Litigation. There are no actions, suits, proceedings, orders, claims or investigations pending (or to the knowledge of the Sellers, currently threatened) against Sellers or the Company relating in any way to the Company or the Business. Neither the Sellers nor the Company is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government authority relating in any way to the Company or the Business. Except as set forth on Schedule 5(o), there is no action, suit, proceeding or investigation by any Seller or the Company currently pending or that any Seller or the Company intends to initiate relating in any way to the Company or the Business.

(p) Bank Accounts. Schedule 5(p) contains a complete and accurate list of each bank at which the Company has an account or safe deposit box, the number of each such account or box, and the names of all persons authorized to draw on such accounts or to have access to such boxes.

(q) Work In Process. Attached as Schedule 5(q) is a true, correct and complete list of all work in process inventory of the Company as of April 30, 2006. All work in process consists of third party costs incurred in connection with the production of jobs for customers and will be invoiced and shipped to customers by the Company in the ordinary course of business.

(r) Accounts Receivable. Attached as Schedule 5(r) is a true, correct and complete list of all accounts receivable of the Company as of April 30, 2006.

(s) Accounts Payable. Attached as Schedule 5(s) is a true, correct and complete list of all accounts payable of the Company as of April 30, 2006. All accounts payable of the Company as of the date hereof arose in the ordinary course of business. Sellers have disclosed to Purchaser in writing any objections, defenses or setoff rights to the accounts payable of the Company of which they are aware.

(t) Change of Control Payments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) to any manager, member or employee of the Company from the Company becoming due, materially increasing or accelerating.

(u) Interested Party Transactions. Except as set forth in Schedule 5(u), no current manager, officer or director of the Company or any subsidiary or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to the Company any goods, property, technology, intellectual or other property rights or services; or (ii) any Contract to which the Company is a party or by which it may be bound or affected.

(v) Obligations to Related Parties. Except as set forth in Schedule 5(v), (i) there are no obligations of the Company to officers, directors, managers, members, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company, and (c) for other standard employee benefits made generally available to all employees (including stock option or similar agreements outstanding under any equity incentive plan of the Company), (ii) none of the managers, members or officers of the Company, or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, except that managers, members, officers, directors and/or stockholders of the Company may own stock in publicly traded companies which may compete with the Company, and (iii) no manager, member or officer, or any member of their immediate families, is, directly or indirectly, interested in any material Contract with the Company (other than employment agreements and such contracts as relate to any such person’s ownership of membership interests in the Company). The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

(w) Brokers or Finders. Except as set forth on Schedule 4(d), neither the Company nor any of its representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Company or the transactions contemplated by this Agreement.

6. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Sellers as follows:

(a) Authorization. Purchaser has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it is a party have been duly and properly authorized by all requisite corporate action in accordance with applicable law and with the amended and restated certificate of incorporation of Purchaser.

(b) Enforceability. This Agreement and each of the Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and are the valid and binding obligation of Purchaser and are enforceable against Purchaser in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. No permits, approvals or consents of or notifications to (i) any governmental entities or (ii) any other persons are necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby or thereby.

(c) Transaction Not a Breach. The execution, delivery and performance of this Agreement and the Transaction Documents by Purchaser will not violate and conflict with, or result in the breach of any of the terms, conditions, or provisions of Purchaser’s certificate of incorporation or bylaws or of any contract, agreement, mortgage, or other instrument or obligation of any nature to which Purchaser is a party or by which Purchaser is bound.

(d) Brokers or Finders. Neither Purchaser nor any of its representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Company or the transactions contemplated by this Agreement.

(e) Litigation. There are no actions, suits, proceedings, orders, claims or investigations pending (or to the knowledge of the Purchaser, currently threatened) against Purchaser with respect to this Agreement or the transactions contemplated hereby. The Purchaser is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government authority relating in any way to the Purchaser with respect to this Agreement or the transactions contemplated hereby.

(f) Financial Status. Purchaser has available to it the funds required to pay the Purchase Price (including the Earn-Out Payments) pursuant to Section 2 and Section 3 hereof and to consummate the transactions contemplated hereby.

7. Closing; Deliveries.

(a) Closing. The closing of the transactions contemplated by this Agreement shall take place concurrently with the execution of this Agreement (the “Closing”).

(b) Sellers’ Deliveries. In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Sellers are delivering to the Purchaser the following, all of which shall be deemed to be delivered simultaneously:

(i)	Employment Agreements, duly executed by Jerry and David, in substantially the form attached hereto as Exhibit A.

(ii)	An Assignment of Membership Interests and Admission, in the form attached hereto as Exhibit B (the “Assignment of Membership Interest”), duly executed on behalf of each Seller and the Company.

(iii)	A copy of the Company’s Certificate of Formation and all amendments thereto, certified by the Secretary of State of Delaware.

(iv)	A copy of the Company’s Limited Liability Company Agreement, and all amendments thereto certified by the secretary or an assistant secretary of the Company.

(v)	A certified copy of a long-form good standing certificate with respect to the Company certified by the Secretary of the State of New York, as of a date not more than ten (10) days prior to the date hereof.

(vi)	All of the minute books, ledgers and similar records, if any, of the Company.

(vii)	A properly executed affidavit of non-foreign status from each Seller.

(viii)	The Conveyance Document (as defined in Section 10(f) below), duly executed by the parties thereto.

(c) Purchaser’s Deliveries. In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Purchaser is delivering to the Sellers the following, all of which shall be deemed to be delivered simultaneously:

(i)	The payment of the Initial Cash Portion of the Purchase Price to be paid on the date hereof pursuant to Section 2(a).

(ii)	A certificate of good standing as of a recent date for Purchaser from the Secretary of State of the State of Delaware.

(iii)	Resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified to by the Secretary of Purchaser.

8. Non-Competition.

(a) Each Seller severally (and not jointly) agrees and consents that there exists valid and sufficient consideration and agrees that during the Non-competition Period (as defined below), he or it will not, directly or indirectly, in any manner (whether as an owner, officer, director, partner, manager, employee, independent contractor, consultant or otherwise):

(i)	engage or participate in any other company or entity engaged in or planning to engage in the Business in the United States; or

(ii)	solicit, place, market, service, accept, aid, consult or do business with any customer or account of the Company that has done business with the Company within the past twelve months, within the United States, except for the benefit of the Company.

(b) Each Seller severally (and not jointly) agrees that during the Non-competition Period, he or it will not, directly or indirectly, in any manner (whether as an owner, officer, director, partner, manager, employee, independent contractor, consultant or otherwise), solicit for employment or other services or employ or engage as a consultant or otherwise (i) any then current supplier and/or vendor in connection with a business that is competitive with the Business, or (ii) any then current employee of the Company.

(c) For purposes hereof, the “Non-competition Period” shall mean the period beginning on the date hereof and ending on the fifth (5th) anniversary of the date hereof.

(d) Notwithstanding the foregoing, nothing in this Section 8 shall prevent the Sellers from (i) accepting employment with any company or entity which is not engaged in business competitive with the Business of the Company; or (ii) owning less than 1% of the equity of any corporation traded on any national, international, or regional stock exchange or in the over-the-counter market.

(e) If any Seller breaches, or threatens to commit a breach of, any of the covenants set forth in this Section 8 (the “Restrictive Covenants”), the Purchaser shall have the right and remedy to have the Restrictive Covenants specifically enforced against such Seller by any court of competent jurisdiction, including immediate temporary injunctive relief without bond and without the necessity of showing actual monetary damages, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Company, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to the Purchaser under law or in equity.

(f) If any court of competent jurisdiction at any time deems the Restrictive Covenants, or any part hereof, unenforceable because of the duration or geographical scope of such provisions, the other provisions of this Section 8, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

(g) Each of the covenants and agreements contained in this Section 8 shall cease to have any force and effect in the event Purchaser fails to make an Earn-Out Payment when due pursuant to the terms of this Agreement, which failure is not cured within twenty (20) days of written notice of such failure.

9. Indemnification.

(a) All representations, warranties, covenants and obligations in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement. All representations and warranties shall continue in full force and effect for eighteen (18) months after the date of this Agreement and all covenants and other obligations in this Agreement shall continue in full force and effect indefinitely in accordance with the respective terms of such covenants and obligations. The right to indemnification based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted by Purchaser with respect to, or any knowledge acquired at any time with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(b) Each Seller, jointly and severally, will indemnify and hold harmless Purchaser and its directors, officers, shareholders, employees, agents, subsidiaries and affiliates

(collectively, the “Purchaser Indemnified Persons”), and will reimburse the Purchaser Indemnified Persons for, any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) arising from or in connection with: (i) any breach of any representation or warranty made by the Sellers in this Agreement or the Schedules hereto, (ii) Taxes of the Company with respect to any period ending on or prior to December 31, 2005, or the portion of any Straddle Period (as defined in Section 11(c) hereof) ending on December 31, 2005; (iii) Taxes of any person that the Company is liable for in a period ending on December 31, 2005 (or a portion of a Straddle Period ending on December 31, 2005) as a result of joint and several liability as a transferee or successor, by contract, or otherwise; (iv) any breach of any covenant or obligation of the Sellers in this Agreement (other than the covenants set forth in Section 8) or the Schedules hereto; (v) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with any Seller or the Company (or any person acting on their behalf) in connection with the transactions contemplated by this Agreement; and (vi) any claim by any person for payment of any other expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby other than the Berdon LLP fees described in Section 13 hereof.

(c) Purchaser will indemnify and hold harmless Sellers, and will reimburse Sellers for, any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) arising from or in connection with: (i) any breach of any representation or warranty made by Purchaser in this Agreement or the Schedules hereto; or (ii) any breach of any covenant or obligation of Purchaser in this Agreement or the Schedules hereto.

(d) Sellers shall not be subject to any liability under this Section 9 (except with respect to Taxes) and no indemnification claims shall be brought against the Sellers, absent fraud, with respect to breaches of any representations or warranties until all damages of the Purchaser Indemnified Person exceed an aggregate sum equal to one hundred fifty thousand dollars ($150,000) (the “Indemnification Basket”), at which point the Sellers will be obligated to indemnify the Purchaser Indemnified Person from and against all damages in excess of the Indemnification Basket. Notwithstanding anything to the contrary herein, the maximum aggregate liability of Sellers for indemnity payments under this Section 9 (except with respect to Taxes) shall be an amount equal to fifty percent (50%) of the total Purchase Price paid by the Purchaser.

(e) Upon notice to Sellers specifying in reasonable detail the basis therefor, Purchaser may deposit into an interest-bearing escrow account with an independent third party acting as escrow agent, the amount to which it may be entitled under this Section 9 in lieu of payment of any amounts otherwise payable under Section 3. Sellers shall not be responsible for any fees of the escrow agent. Upon final resolution or settlement of any claims for indemnification by a Purchaser Indemnified Person pursuant to this Section 9, Sellers and Purchaser shall deliver a joint instruction, or the Arbiter shall deliver instruction to the escrow agent managing such escrow account to release the funds in the account in accordance with the parties’ or Arbiter’s instruction, as applicable. The exercise of such a right of set-off by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Section 3. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

(f) Indemnification Procedures.

(i)	An indemnified party hereunder (the “Claiming Party”) shall give the indemnifying party (“Indemnifying Party”) prompt written notice of any claim of a third party (a “Third Party Claim”) as to which the Claiming Party proposes to demand indemnification hereunder, within 20 days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement specifying the basis of such Third Party Claim. The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the damages that have been or may be suffered by the Claiming Party. The failure to give a Third Party Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Section 9, and then only to the extent of such prejudice. The Indemnifying Party must provide written notice to the Claiming Party that it is either (i) assuming responsibility for the Third Party Claim or (ii) disputing the claim for indemnification against it (the “Indemnification Notice”). The Indemnification Notice must be provided by the Indemnifying Party to the Claiming Party within 30 days after receipt of the Third Party Claims Notice or within such shorter time as may be necessary to give the Claiming Party a reasonable opportunity to respond to such Third Party Claim (such period is referred to herein as the “Indemnification Notice Period”).

(ii)

If the Indemnifying Party provides an Indemnification Notice to the Claiming Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim, the Indemnifying Party shall have the right to assume and conduct the defense of such Third Party Claim at its or his own expense, provided, however, that in the event that the interests of the Claiming Party and the Indemnifying Party are, or may reasonably become, in conflict with or adverse to one another with respect to such Third Party Claim, the Claiming Party may retain its own counsel at the Indemnifying Party’s expense with respect to such Third Party Claim, provided further, however, that such expense must be reasonable in the context of the dispute. In the event the Indemnifying Party assumes and conducts the defense on behalf of the Claiming Party, the Indemnifying Party (a) shall, subject to Section 9(d), as applicable, be deemed to acknowledge that it is responsible to the Claiming Party for any damages as a result of such Third Party Claim, and may settle such Third Party Claim, but shall not, without the consent of the Claiming Party, agree to any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Claiming Party from all liability with respect thereto or agree to any relief other than money damages (and a full release related thereto). If the Indemnifying Party does not assume the defense of such Third Party Claim in the manner provided above, or if after commencing or undertaking any such defense, fails to prosecute diligently or withdraws from such defense, the Claiming Party shall have the right to undertake the defense or settlement thereof, and the Claiming Party may defend against, or enter into any settlement with respect to, the matter in any manner the Claiming Party reasonably may deem appropriate. In the event that (x) a final judgment or order in favor of such third party in respect of such Third Party Claim is rendered against the Claiming Party, that is not subject to appeal or with respect to which the time to appeal has expired without an appeal having been made, or (y) such Third Party Claim is settled in accordance with this Section 9, resulting in liability on the part of the Claiming Party, then subject to the limitations set forth in Section 9(d), the Indemnifying Party shall pay the amount of such liability.

(iii)	In the event that the Indemnifying Party disputes the claim for indemnification against it, the Claiming Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim, in any manner the Claiming Party may deem appropriate. Once such dispute has been finally resolved in favor of indemnification by the Indemnifying Party by a court or other tribunal of competent jurisdiction or by mutual agreement of the Claiming Party and Indemnifying Party, subject to the provisions of Section 9(d), the Indemnifying Party shall within 10 days of the date of such resolution or agreement, pay to the Claiming Party all damages paid or incurred by the Claiming Party in connection therewith.

(iv)	Any indemnity payment due and payable by an Indemnifying Party under this Agreement shall be net of any insurance proceeds received by the Claiming Party or any of their respective affiliates.

(v)	Except with respect to any loss that is the result of fraud, intentional misrepresentation or willful misconduct on the part of the other party or any of its Affiliates, each of the parties hereto agrees that, from and after the Closing, his or its exclusive remedy with respect to any and all claims relating to breaches of representations and warranties of this Agreement shall be indemnification pursuant to Section 9; provided, however, that nothing in this provision shall limit any equitable remedy, including injunctions and specific performance, that a party may have pursuant to this Agreement.

10. Other Agreements and Covenants.

(a) General. The parties hereto agree in case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 9).

(b) New Accounts. During the Earn-Out Period, Jerry and David will not permit the Company to accept any new accounts except in accordance with this Section 10(b). Each new customer account of the Company shall constitute an “Approved Account” in the event that such customer account was obtained by the Company or any of its current or future employees or sales people pursuant to the policies and procedures used by the Purchaser with respect to the Purchaser’s sales personnel (as such policies and procedures may be supplemented or amended from time to time); provided that, the Purchaser agrees to approve or reject any proposed Approved Account no later than three (3) business days after any such request; provided further, that in the event such customer account fails to produce commissions within any 180 day period, such customer account shall no longer constitute an Approved Account unless Jerry or David, on the one hand, and the Purchaser, on the other hand, otherwise agree. In addition, either Jerry or David may provide a written request for approval of a new customer account as an Approved Account, and the Purchaser shall approve such customer account if the Purchaser reasonably determines that such customer account satisfies the Purchaser’s then existing policies and procedures for accepting new customer accounts. Without limitation on the foregoing, the Purchaser shall have the sole authority to determine to whom the Purchaser or the Company will extend credit, and the Sellers shall have no recourse against Purchaser with respect to any credit decision made by Purchaser.

(c) Board of Managers. During the Earn-Out Period, the Purchaser agrees that the Purchaser shall appoint Jerry and David to the board of managers of the Company so long as such individual is employed by the Company. Jerry and David acknowledge and agree that the board of managers of the Company during the Earn-Out Period will at all times consist of at least five (5) managers and that subject to the first sentence of this Section 10(c), the Purchaser shall have the right, in its sole discretion, to appoint all members of the Company’s board of managers.

(d) Commissions. Jerry and David agree that they shall not materially alter the current commission rates paid by the Company, and in any event, without the prior consent of the Purchaser (which consent shall not be unreasonably withheld or delayed) they shall not cause the Company to pay commissions to sales people hired by the Company after the date of this Agreement in excess of 10% of Gross Profit generated by the customers serviced by such sales person.

(e) Required Consents. The Sellers have disclosed to the Purchaser on Schedule 5(j) that certain Contracts require that the Company give notice of the transactions contemplated by this Agreement (including, without limitation, as a result of the transactions contemplated by the Conveyance Document) to the other party thereto and to obtain the consent of such other party. The Sellers have notified such third parties but as of the date hereof have not received any of the required consents set forth on Schedule 5(j). The Purchaser hereby waives any requirement of the Sellers to deliver such written consents on or prior to the Closing Date. Sellers hereby agree to use their reasonable best efforts to obtain the consents set forth on Schedule 5(j) after the Closing Date; provided, however, neither Jerry nor David shall be required to personally make any payment or give any other consideration to obtain any such consent. The Purchaser agrees that the failure of the Sellers to deliver or obtain such consents shall not be deemed a breach of any representation or warranty, agreement or covenant of the Sellers to the Purchaser under this Agreement or a basis for any claim by the Purchaser against the Sellers (whether for indemnification or otherwise) if such consents are not ultimately obtained; provided, that the Sellers continue to use their reasonable best efforts to obtain the consents set forth on Schedule 5(j) after the Closing Date.

(f) Pre-Closing Transfer from Limited to Company. Prior to the date of this Agreement, Limited contributed, assigned and transferred certain of its assets, properties and rights to the Company, and the Company assumed certain liabilities of Limited, pursuant to that certain General Assignment, Bill of Sale and Assumption Agreement by and between the Company and Limited (the “Conveyance Document”). The Sellers hereby acknowledge that that such transfer occurred prior to the date hereof and accordingly the representations and warranties of the Company include in their scope, as applicable, the assets and liabilities of Limited that were transferred to the Company pursuant to the Conveyance Document.

11. Tax Matters.

(a) Tax Returns. Purchaser shall cause the Company to prepare all Tax Returns of the Company for taxable periods ending after the Closing Date. Notwithstanding the foregoing, Sellers shall cause to be prepared the Internal Revenue Service Form 1065 and comparable state and local forms for taxable periods of the Company beginning and ending on or before the Closing Date required to be filed by the Company after, on, or before the Closing Date (collectively, “Partnership Returns”) and to deliver to Purchaser copies of all such Partnership Returns for the filing thereof. Each Partnership Return shall be prepared in accordance with existing procedures and practices of the Company with respect to the treatment of specific items on the Tax Returns, and shall (in the case of returns filed after the Closing Date) be made available for informational purposes only to Purchaser at least twenty (20) days prior to the due date of the return. No later than ten (10) days before the due date of the Partnership Returns consisting of the Form 1065 for the period from January 1, 2006 through the Closing Date, Purchaser shall pay Sellers an amount equal to 28.1% of the Net Income of the Company shown on such Partnership Return. The “Net Income” of the Company for this purpose shall be the excess (if any) of (a) the aggregate sum of all items of income and gain taxed at ordinary rates or short-term capital gain rates over (b) the aggregate sum of all items of deduction and loss shown on such Partnership Return.

(b) Procedures Relating to Tax Audits. Except as hereinafter provided, Purchaser shall control all proceedings taken in connection with any tax audit (including selection of counsel and accountants); provided, however, that Purchaser shall afford any Seller the opportunity to participate, as may reasonably be requested by Sellers, with Purchaser in contesting any tax audit solely to the extent such Tax audit would give rise to a tax claim; provided, further, that Purchaser shall not, to the extent doing so would give rise to a tax claim, settle or otherwise compromise any tax audit without the prior written consent of any Seller (which consent shall not be unreasonably withheld or delayed); and provided, further, that if any tax audit relates to a Partnership Return, the Sellers shall control all proceedings (including selection of counsel and accountants) at Sellers’ sole cost and expense.

(c) Proration of Taxes. For purposes of allocating liability for Taxes under this Agreement, in the case of any taxable period that includes (but does not end on) December 31, 2005 (a “Straddle Period”), (i) real, personal and intangible property Taxes (“Property Taxes”) of the Company allocable to the pre-December 31, 2005 (the “Effective Date”) period shall be equal to the amount of such property taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the pre-Effective Date period and the denominator of which is the number of days in the Straddle Period; and (ii) Taxes (other than Property Taxes) of the Company allocable to the pre-Effective Date Period shall be computed as if such taxable period ended as of the close of business on the Effective Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions and the effect of graduated rates) shall be allocated between the period ending on the Effective Date and the period after the Effective Date in proportion to the number of days in each such period. It is understood that all Taxes so allocable to the post-Effective Date period and any other Taxes reserved for on the Balance Sheet shall be the responsibility of the Company for which the Sellers shall have no responsibility. Notwithstanding anything to the contrary contained herein, sales taxes shall not be prorated but shall remain a liability of the Company for which the Sellers have no responsibility.

(d) Cooperation. Purchaser and Sellers shall provide each other, and the Purchaser shall cause the Company to provide the Sellers, with such assistance as may reasonably be requested by the others in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant tax returns and supporting material.

(e) Allocation. Within sixty (60) days of the Closing Date, Purchaser shall provide to the Sellers a schedule allocating the Purchase Price (and other relevant items) among the assets of the Company and the covenant provided for in Section 8 (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be prepared in accordance with the applicable provisions of the Code. Purchaser and each Seller shall, for all tax reporting purposes, report the transactions in accordance with the Purchase Price Allocation Schedule. The Purchaser and the Sellers shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the Purchase Price or other relevant items. For purposes of preparing the Purchase Price Allocation Schedule, the amounts allocated to cash, cash equivalents, investment securities, accounts, receivables, prepaids, and software shall be the tax basis of such assets as of the Closing Date and the amounts allocated to the covenants in Section 8 of this Agreement and Section 4 of the Employment Agreements shall be zero dollars ($0) and the balance shall be allocated entirely to goodwill.

12. Conduct of Business During Earn-Out Period.

(a) Conduct of Business. During the Earn-Out Period, Purchaser shall (i) cause the Company to continue to operate the Business, (ii) maintain the integrity of the Earn-Out Accounts and Approved Accounts so as to make calculation of Gross Profit feasible and verifiable, and (iii) operate the Business through the Company as a wholly-owned subsidiary of Purchaser. Purchaser agrees with the Sellers, that during the Earn-Out Period it will not cause the Company to take any of the following actions without the prior consent of Jerry and David:

(i)	form any subsidiaries of the Company;

(ii)	merge or consolidate the Company with and into another person or of another person with and into the Company;

(iii)	unless in the ordinary course of business, acquire the stock, assets or business of another person or make any investment of funds or other assets in another person;

(iv)	enter into any business other than the normal business activities of the Company, or enter into any material transaction outside the ordinary course of business and not consistent with the Company’s past practices;

(v)	liquidate or dissolve the Company or dispose of a material amount of assets or properties, individually or in the aggregate, of the Company other than in the ordinary course of business;

(vi)	terminate or change in any material respect (including a substitution of carrier) the Company’s health insurance coverage or the premium contributions paid for by the Company’s employees, except that the Purchaser may substitute the health insurance plan or carrier if (i) the coverage and premiums are substantially similar, and (ii) there is no lapse in coverage, including coverage with respect to preexisting conditions; and

(vii)	prohibit Jerry or David from using, or causing the Company to use, “Graphography” in intra-office signage and in telephone answering; provided, that the Purchaser may require that such intra-office signage and telephone answering reflect that the Company is an “InnerWorkings Company”.

(b) Restricted Activity. During the Earn-Out Period, the Purchaser agrees with the Sellers that solely with respect to the customer accounts set forth on Schedule 12(b) (the “Restricted Accounts”) and so long as the applicable Restricted Accounts remain profitable, as reasonably determined by the Purchaser, the Purchaser shall, and shall cause the Company to, continue to manage, service or otherwise conduct the business related to the Restricted Accounts in a manner consistent with the Company’s past practices, and in furtherance thereof, Purchaser will not take or cause anyone else to take (including, without limitation, the Board of Managers of the Company), any of the following actions with respect to the management and servicing of the Restricted Accounts, without the prior consent of Jerry and David:

(i)	prohibit Jerry or David from causing the Company to hire an employee or consultant to replace any employee or consultant who previously managed or serviced one or more Restricted Accounts; provided, that such replacement employee or consultant receives comparable compensation as the prior employee or consultant;

(ii)	fire any employee or consultant who currently manages or services one or more Restricted Accounts;

(iii)	cause the Company to use particular vendors on any project of any Restricted Account;

(iv)	require the Company to terminate its relationship with any Restricted Account or to modify the basis upon which the Company has traditionally charged any Restricted Account for its services; provided, that such Restricted Account continues to remain in good standing in accordance with the Purchaser’s policies and procedures for customer accounts;

(v)	cause the Company to modify, alter or delay its normal invoicing to the Restricted Accounts in any material respect; or

(vi)	prohibit Jerry or David using, or causing the Company to use, “Graphography” in invoices, business cards or other written communications with any Restricted Account.

(c) No Other Limitations. Notwithstanding anything in this Agreement to the contrary, except as expressly set forth in this Section 12, or as required by the Purchaser’s implied contractual covenant of good faith and fair dealing, this Agreement shall impose no restrictions on the operation of the Business or the Company by the Purchaser after the Closing or on the operations, business or activities of the Purchaser after the Closing. Without limiting the foregoing, Jerry and David acknowledge and agree that all financial statements, billing matters, payment of accounts payables, collections of accounts receivables, bank accounts, credit facilities and other financial operations or activities of the Business will be consolidated with the Purchaser.

13. Fees and Expenses. Except as otherwise set forth in this Agreement, the Sellers, on the one hand, and Purchaser, on the other hand, will each bear their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, and the Sellers shall pay any legal, accounting or other costs or expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby; provided, however, the fees and disbursements of Berdon LLP, certified public accountants, in the amount of $30,000 for the services rendered by it in connection with the audit of the Company’s financial statements performed by Purchaser’s accounting firm is a liability and obligation of the Company and shall not that of the Sellers.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflicts of law rules thereof.

15. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but will not be assignable or delegable by the Sellers, on the one hand, or the Purchaser, on the other hand, without the prior written consent of the other parties hereto, provided, however, that the Purchaser shall be entitled to assign its rights and benefits hereto, without the consent of the Sellers (a) to an affiliate of the Purchaser so long as the affiliate assumes the Purchaser’s rights hereunder and (b) in connection with a sale of all or substantially all of such Purchaser’s assets so long as the assignee assumes the Purchaser’s obligations hereunder; provided, further, however, no such assignment shall limit the Purchaser’s obligations hereunder which shall remain primary together with any such assignee.

16. Amendment and Waiver. This Agreement, or any provision hereof, may be amended or waived; provided that any such amendment or waiver will be binding on the parties hereto only if such amendment or waiver is set forth in a writing executed by the party or parties to be bound by such amendment or waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of this Agreement or any of the documents, agreements and instruments executed in connection herewith or contemplated hereby.

17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and such counterparts together shall constitute one and the same instrument. A facsimile signature shall be acceptable as an original for all purposes.

18. Notices. All notices, consents and other communications to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, or (c) sent by facsimile transmission with a confirmation copy sent by overnight courier, in each case, to the parties at the addresses and facsimile numbers as set forth below or at such other addresses and facsimile numbers as may be furnished in writing:

(a)	If to the Sellers:

Jerry and David Freundlich

172 West 79th Street

Apt. 10C

New York, New York 10024

with a copy to:

Davis & Gilbert LLP

1740 Broadway

New York, New York 10019

Attention: Michael D. Ditzian, Esq.

Fax: (212)-468-4888

(b)	If to the Purchaser:

InnerWorkings, Inc.

600 West Chicago, Suite 850

Chicago, Illinois, 60610

Attention: Chief Financial Officer

Fax: (312) 642-3704

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois, 60601

Attention: Richard E. Ginsberg, Esq.

Fax: (312) 558-5700

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three (3) day after the date of delivery to the overnight courier if sent by overnight courier, or (z) the next succeeding business day after transmission by facsimile.

19. No Third Party Beneficiaries; Entire Agreement. No person or entity who is not a party to this Agreement, including, but not limited to, any employee or former employee of the Company, shall be deemed to be a beneficiary of any provision of this Agreement, and no such person shall have any claim, cause of action, right or remedy pursuant to this Agreement. This Agreement, including the Exhibits and Schedules attached hereto (and any other instruments executed and delivered in connection herewith), and the Employment Agreements, embody the entire agreement and understanding of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes all prior discussions, negotiations, agreements and understandings (both written and oral) between the parties with respect to the transactions contemplated hereby that are not reflected or set forth in this Agreement, the Employment Agreement, the Exhibits or the Schedules attached hereto.

20. Further Assurances. Each party hereto agrees to promptly execute and deliver all further instruments and documents and take all further action necessary or appropriate or that the other party may reasonably request in order to effect the purposes of this Agreement and the Transaction Documents.

21. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

22. Public Announcements. No party to this Agreement shall, and the Sellers shall ensure that no representative of the Company shall, issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Purchaser and Jerry and David. Jerry and David, on the one hand, and Purchaser, on the other hand, will consult with each other and agree upon the timing of and the means by which the Company’s employees, customers, suppliers and others having dealings with the Company will be informed of the transactions. Nothing in this Section 22 shall prevent either party from making any public announcements or disclosures required by, or deemed advisable by such party’s legal counsel pursuant to, the rules of any stock exchange or national securities association or any applicable legal requirements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written. Each of the Sellers and the Purchaser acknowledges that it has read and understood this Agreement and has either obtained its own independent counsel with respect to the transactions contemplated hereby, or waived its right to have counsel review this Agreement.

SELLERS:

GRAPHOGRAPHY, LTD.

By:	/s/ Jerry Freundlich
Name:	Jerry Freundlich
Its:	President

/s/ David Freundlich
David Freundlich

/s/ Jerry Freundlich
Jerry Freundlich

PURCHASER:

INNERWORKINGS, INC.

By:	/s/ Nick Galassi
Name:	Nick Galassi
Its:	CFO